Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments thereto) with respect to Ordinary Share, $0.001 par value per share of Venator Materials PLC, and that this agreement be included as an Exhibit 1 to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning the undersigned or contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

Dated: June 3, 2022

J&T MS 1 SICAV A.S.

By:	/s/ Ing. MICHAL KUSÁK, Ph.D.
Name:	Ing. MICHAL KUSÁK, Ph.D.
Title:	Sole member of the Board

AMISTA investiční společnost, a.s.

By:	/s/ Ing. ONDŘEJ HORÁK
Name:	Ing. ONDŘEJ HORÁK,
Title:	Chairman of the Board